FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177707-01

NEW ISSUE CMBS:$1,134MM MSBAM SERIES 2013-C8 CO-LEAD MANAGERS & BOOKRUNNERS: BofA MERRILL LYNCH & MORGAN STANLEY

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/KBRA/S&P	SIZE($MM)	CE(%)	WAL(YRS)	WINDOW	CUM LTV%	NOI DY%
A1	AAA(sf)/AAA(sf)/AAA(sf)	75.700	30.00%	2.69	1-59	40.0%	17.1%
A2	AAA(sf)/AAA(sf)/AAA(sf)	145.900	30.00%	4.95	59-60	40.0%	17.1%
ASB	AAA(sf)/AAA(sf)/AAA(sf	98.964	30.00%	7.32	60-116	40.0%	17.1%
A3	AAA(sf)/AAA(sf)/AAA(sf)	140.000	30.00%	***NOT AVAILABLE***
A4	AAA(sf)/AAA(sf)/AAA(sf)	335.996	30.00%	9.83	117-119	40.0%	17.1%
AS	AAA(sf)/AAA(sf)/AAA(sf)	108.105	20.50%	9.90	119-119	45.5%	15.1%
B	AA-(sf)/AA-(sf)/AA-(sf)	68.276	14.50%	9.92	119-120	48.9%	14.0%
PST	A-(sf)/A-(sf)/A-(sf)	219.054	10.75%	9.98	119-120	51.1%	13.4%
C	A-(sf)/A-(sf)/A-(sf)	42.673	10.75%	9.98	120-120	51.1%	13.4%
XA	AAA(sf)/AAA(sf)/AAA(sf)	904.665	NA	***INTEREST ONLY***

POOL BALANCE($MM):          $1,137.944
NUMBER OF LOANS/PROPERTIES: 54/62
WA MORTGAGE INT. RATE:      4.197%
WA CUT-OFF LTV:             57.2%
WA UNDERWRITTEN DSCR:       2.00x
WA UNDERWRITTEN DEBT YLD:   12.0%
WA TERM TO MATURITY:        110
WA AMORTIZING TERM:         353
TEN LARGEST LOANS:          59.5%
LOAN SELLERS:               BANK OF AMERICA (72.8%), MORGAN STANLEY (27.2%)
TOP 5 STATES:               PA (21.2%),NY(16.4%),TX(13.8%),MA(8.3%),VA(6.5%)
TOP 5 PROPERTY TYPES:       RT(34.3%),OF(26.3%),HO(19.2%),SS(7.7%),MF(5.0%)

MASTER SERVICER:            WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:           NS SERVICING II LLC (NORTHSTAR)
TRUSTEE:                    U.S. BANK NATIONAL ASSOCIATION
CUSTODIAN/CERT ADMIN:       WELLS FARGO BANK, NATIONAL ASSOCIATION
TRUST ADVISOR:              SITUS HOLDINGS, LLC
B PIECE BUYER:              NORTHSTAR REALTY FINANCE CORP.

HARTFORD MEETING:           TUES 1/29 @ 2:00 PM EDT, MAX’S (185 ASYLUM STREET)
MINNEAPOLIS BFAST:          WED 1/30 @ 7:15 AM CDT, THE GRAND HOTEL
BOSTON MEETING:             WED 1/30 @ 3:00 PM EDT, BAML OFFICE (1 FEDERAL STREET)
INVESTOR GROUP CALL:        THURS 1/31 @ 11:00 AM EDT (888-395-3241 / 7460645)
NY CALLS:                   THURS 1/31-FRI 2/1

EXPECTED PRICING:           EARLY WEEK OF 2/4
EXPECTED SETTLEMENT:        2/21/2013

ATTACHED TO ANNOUNCEMENT:   TERM SHEET, ANNEX A, FWP

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may  not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith  Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE
TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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